EXHIBIT 99(a)(1)(L)
FORM OF COMMUNICATION TO ELIGIBLE OPTION HOLDERS
CONFIRMING OPTION EXCHANGE ELECTION

TO:	[Employee]

FROM:	glu@sos-team.com

SUBJECT:	CONFIRMATION OF OPTION EXCHANGE ELECTION

DATE/TIME:	[Date Sent] [Time Sent]
Dear [Employee]:
Our records indicate that you have made the following elections to exchange eligible options pursuant to the Glu Mobile Inc. Option Exchange Program (the “Program”):

Number of Options
		Exercise Price	Eligible for	Option Expiration
Grant No.	Grant Date	Per Share	Exchange	Date	Exchange Election
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
If the above does not reflect your intent, you must log back in to the Program website to withdraw or change your election no later than the exchange offer deadline: 5:30 p.m., Pacific Time, on May 20, 2009, unless we extend the deadline. In addition, if you change your mind regarding your election, you must log on to the Program website (or follow another permitted method under the Offer to Exchange) by the deadline to withdraw or change your existing election.
To access the Program website, go to the following link: https://glumobileexchange@equitybenefits.com.
If you have any questions, please send an email to glu@sos-team.com.
Please save a copy of this email for your records.